Paulson Capital Corp. to Present at the EdgeWater Research Spring 2006 Small/Micro Cap Conference

PORTLAND, OR -- 04/06/2006 -- Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today announced that the Company will be a featured presenter at the upcoming EdgeWater Research Spring 2006 Small/Micro Cap Conference to be held in Denver, Colorado.

WHEN:   Friday, April 21, 2006

WHERE:  Grand Hyatt Hotel
        1750 Welton Street
        Denver, Colorado

WHAT:   Company Founder and Chairman, Chester L.F. Paulson, will use the conference's visual presentation format to review Paulson's fundamental progress and further detail the Company's ongoing investment banking strategy to include environmentally focused projects.
EdgeWater Research Partners, LLC is an independent micro cap equities research company representing the research of David Lavigne. EdgeWater follows a number of undiscovered small and micro cap stocks through both individual research and its monthly publication, The EdgeWater Micro Monthly. EdgeWater's research is distributed to its subscriber base, and is also available on a piece by piece basis on the Company's website, www.edgewaterresearch.com.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
or via email at plcc@efcg.net